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                                                                       Exhibit 7
                            STOCK PURCHASE AGREEMENT

      STOCK PURCHASE AGREEMENT ("Agreement"), dated as of June 2, 1999, between Kelso Equity Partners V, L.P. ("Buyer") and Kelso & Company, L.P. ("Seller").


                             W I T N E S S E T H :
                             - - - - - - - - - -

      WHEREAS, pursuant to the Consulting Agreement, dated as of February 5, 1999, by and between Seller and iXL Enterprises, Inc. (the "Company"), the Seller will on the closing date receive 62,500 shares of the common stock, par value $.01 per share (the "Shares"), of the Company;
                           ------

      WHEREAS, the Seller wishes to sell the Shares to the Buyer, and the Buyer wishes to purchase the Shares from the Seller, on the terms and conditions and for the consideration described in this Agreement; and

      WHEREAS, the Seller and Buyer have previously agreed orally that the Seller would sell the Shares to the Buyer and that the Buyer would purchase the Shares from the Seller for the Purchase Price (as defined below);

      NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived herefrom, the parties hereto agree as follows:

    1.   Sale and Purchase of the Shares.
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         1.1  Sale and Purchase of the Shares.  Subject to the terms and
              -------------------------------
conditions hereof, the Seller will sell all of the Shares to the Buyer and the Buyer will purchase all of the Shares from the Seller for an aggregate purchase price of $750,000 (the "Purchase Price"), payable in cash at the Closing.
                        ---------------

         1.2  Closing.  The closing of the sale and purchase of the Shares (the
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"Closing") shall take place at the offices of Debevoise & Plimpton, 875 Third
--------
Avenue, New York, New York, at 10:00 a.m. on June 8, 1999 unless the parties otherwise agree in writing (the "Closing Date"). At the Closing:
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        (a)  the Seller will deliver to the Buyer, free and clear of any liens, one or more certificates representing all of the Shares, duly endorsed in blank or accompanied by
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    stock powers or other instruments of transfer duly executed in blank, and bearing or accompanied by all requisite stock transfer stamps; and

        (b) the Buyer will pay the Purchase Price to the Seller for the Shares so delivered by the Seller.

    2. Representations and Warranties of the Seller.
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       2.1  Title to Shares.  The Seller represents and warrants to the Buyer,
            ---------------
that as of the Closing Date, the Seller will own, beneficially and of record, the Shares, free and clear of any liens. Upon the delivery of and payment for the Shares at the Closing as provided for in this Agreement, the Buyer will acquire good and valid title to all the Shares, free and clear of any lien other than any lien created by the Buyer.

    3. Representations and Warranties of the Buyer.
       -------------------------------------------

       3.1  Purchase for Investment. The Buyer represents and warrants to the
            -----------------------
Seller as the date hereof and as of the Closing Date that the Buyer is purchasing the Shares solely for investment, with no present intention to resell the Shares. The Buyer hereby acknowledges that the Shares have not been registered pursuant to the Securities Act of 1933, as amended, and may not be transferred in the absence of such registration or an exemption therefrom under such Act.

    4. Termination.
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       4.1  Termination.  This Agreement may be terminated at any time prior to
            -----------
the Closing Date by the written agreement of the Buyer and the Seller.

       4.2  Effect of Termination.  In the event of the termination of this
            ---------------------
Agreement pursuant to the provisions of Section 4.1, this Agreement shall become void and have no effect, without any liability to any person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, representatives, stockholders or affiliates.

    5. Miscellaneous.
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       5.1  Governing Law, etc.  THIS AGREEMENT SHALL BE GOVERNED IN ALL
            ------------------
RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE INTERNAL LAWS OF THE STATE OF NEW YORK.

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       5.2  Binding Effect.  This Agreement shall be binding upon and inure to
            --------------
the benefit of the parties hereto and their respective heirs, successors and permitted as signs.

       5.3  Assignment.  This Agreement shall not be assignable or otherwise
            ----------
transferable by any party hereto without the prior written consent of the other parties hereto

       5.4  No Third Party Beneficiaries.  Nothing in this Agreement shall
            ----------------------------
confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

       5.5  Amendment; Waivers, etc.  No amendment, modification or discharge of
            -----------------------
this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought.

       5.6  Entire Agreement.  This Agreement constitutes the entire agreement
            ----------------
and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

       5.7  Severability.  If any provision, including any phrase, sentence,
            ------------
clause, section or subsection, of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

       5.8  Headings.  The headings contained in this Agreement are for purposes
            --------
of convenience only and shall not affect the meaning or interpretation of this Agreement.

       5.9  Counterparts.  This Agreement may be executed in several
            ------------
counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

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      IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                            KELSO & COMPANY, L.P.

                            By:   Kelso & Companies, Inc.,
                                  its general partner

                            By  /s/ James J. Connors, II
                                --------------------------------------------
                                Name:     James J. Connors, II
                                Title:    Vice President and General Counsel


                            KELSO EQUITY PARTNERS V, L.P.


                             By  /s/ Frank K. Bynum, Jr.
                                --------------------------------------------
                                Name:    Frank K. Bynum, Jr.
                                Title:    General Partner

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